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                                                                    Exhibit 21


                                 MYR GROUP INC.

                              LIST OF SUBSIDIARIES


The Company's significant subsidiaries are:

Name of Corporation               State or Jurisdiction          Percentage of
  or other entity                    of Organization               Interest
-------------------               ---------------------          -------------
The L. E. Myers Co.                      Delaware                     100%

Hawkeye Construction, Inc.               Oregon                       100%

Harlan Electric Company                  Michigan                     100%

Sturgeon Electric Company, Inc.          Michigan                     100%(1)

Power Piping Company                     Pennsylvania                 100%(1)

(1)  wholly owned subsidiary of Harlan Electric Company





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